UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 6, 2006

Penton Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14337	36-2875386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio		44114-1503
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-696-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2006, Penton Media, Inc. ("the Company") issued 500 shares of Series M Preferred Stock to Preston L. Vice, the Company’s Chief Financial Officer. The granting of these shares was approved by the Company's compensation committee.

The Board of Directors of the Company created the Series M Preferred Stock for issuance to certain officers of the Company as a long-term incentive plan to incentitize management by giving them an equity stake in the performance of the Company.

Among other rights and provisions, the Series M Preferred Stock provides that the holder of each share will receive a cash distribution upon any liquidation, dissolution, winding up or change of control of the Company. The amount of such distribution is a percentage of what the holders of the Company's Series C Preferred Stock and the holders of the Company's common stock would receive upon such liquidation, dissolution, winding up or change of control.

A form of the Series M Preferred Stock Agreement is attached to this Report as Exhibit 10.1. The foregoing description of the terms of the agreement is qualified in its entirety by reference to the full text of such exhibit, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 6, 2006, the Company accepted the resignation of Ms. Hannah Craven as a director. Ms. Craven’s resignation was not due to any disagreement with the Company. Simultaneously with Ms. Craven's resignation, the Series C Preferred stockholders appointed Mr. David Powers to the Company’s Board of Directors pursuant to the terms of the Company's Series C Preferred Stock. Mr. Powers is a Managing Director with Sandler Capital Management and will serve on the Company's audit committee and investment committee.

Item 9.01 Financial Statements and Exhibits.

Item: 10.1

Description: Form of Series M Preferred Stock Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penton Media, Inc.

March 10, 2006	By:	Preston L. Vice

Name: Preston L. Vice
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Series M Preferred Stock Agreement